EXHIBIT 23.7
NSAI	Netherland, Sewell
& Associates, Inc.

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the incorporation by reference in the registration statement (No. 333-203229) on Form S-3 of Royale Energy, Inc. (the “Company”) of the reference to Netherland, Sewell & Associates, Inc., and the inclusion of our report dated February 5, 2015, in the Annual Report on Form 10-K for the year ended December 31, 2013, of the Company, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the captions “Experts” in the Prospectus, which is part of this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E. 73964
Senior Vice President

Houston, Texas

May 14, 2015 (Date)